DISTRIBUTION AGREEMENT
BETWEEN
FIRST SECURITY BENEFIT LIFE INSURANCE
AND ANNUITY COMPANY OF NEW YORK
AND
SECURITY DISTRIBUTORS, INC.
THIS DISTRIBUTION AGREEMENT, made as of the 1st day of July, 2002, by and between FIRST SECURITY BENEFIT LIFE INSURANCE AND ANNUITY COMPANY OF NEW YORK ("Insurer"), a life insurance company organized under the laws of the State of New York, for itself and on behalf of the Insurer's Separate Account(s) established and maintained by Insurer under the Jaws of the State of New York (the "Separate Accounts"), and SECURITY DISTRIBUTORS, INC., a corporation organized and existing under the laws of the State of Kansas ("Underwriter").
WITNESSETH:
WHEREAS, the Separate Accounts have been established by Insurer to support variable annuity contracts (the "Contracts") issued by Insurer;
WHEREAS, Underwriter is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended ("SEA-34"), and is a member of the National Association of Securities Dealers, Inc. ("NASD");
WHEREAS, Underwriter desires to distribute the Contracts supported by the Separate Accounts and offered by Insurer;
WHEREAS, Insurer desires to issue such Contracts to the public through Underwriter acting as the principal underwriter;
NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties hereto agree as follows:
1.            Definitions
(a)	Affiliate -- With respect to a person, any other person controlling, controlled by, or under common control with, such person.
(b)	Application -- An application for a Contract and any other forms required to be completed before a Contract is issued.
(c)	Distributor -- A person registered as a broker-dealer and licensed as a life insurance agent or affiliated with a person so licensed, who will be authorized by Underwriter to distribute the Contracts.
(d)	Fund -- An investment company, underlying the Contracts as in effect at the Effective Date, and such other investment companies that may be added from time to time.

(e)	Person -- An individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, unincorporated organization, governmental or regulatory authority or other entity.
(f)	Premium -- A payment made under a Contract by an applicant or purchaser to purchase benefits under the Contract.
(g)	Prospectus -- The prospectus and statement of additional information, if any, included within a Registration Statement, except that, if the most recently filed prospectus and statement of additional information filed pursuant to Rule 497 under SA‑33 subsequent to the date on which a Registration Statement became effective differs from the prospectus and statement of additional information included within such Registration Statement at the time it became effective, the term "Prospectus" shall refer to the most recently filed prospectus and statement of additional information filed under Rule 497 under SA‑33, from and after the date on which they each shall have been filed.
(h)	Registration Statement -- At any time that this Agreement is in effect, each currently effective registration statement, or currently effective post-effective amendment thereto, relating to the Contracts, including financial statements included in, and all exhibits to, such registration statement or post-effective amendment.
(i)	Regulations -- The rules and regulations promulgated by the SEC under SA‑33, SEA-34 and the Investment Company Act of 1940, as amended ("ICA‑40").
(j)	Representative -- When used with reference to a Distributor, an individual who is an associated person, as that term is defined in SEA‑34, thereof.
(k)	SA-33 -- The Securities Act of 1933, as amended.
(l)	SEC -- The Securities and Exchange Commission.
2.            Sale of Contracts
(a)	Principal Underwriter
Insurer, on its behalf and on behalf of the Separate Accounts, authorizes Underwriter, and Underwriter accepts such authority, to be the distributor and principal underwriter of the Contracts. Underwriter shall act as distributor and principal underwriter of the Contracts, subject to Insurer's control. As distributor and principal underwriter, Underwriter shall have the right to authorize third parties as Distributors and Distributor Representatives to engage in distribution activities involving the solicitation of Applications and Premiums directly from customers and prospective customers, in each case as Underwriter may so provide or limit, provided that Insurer reserves the right, which shall not be exercised unreasonably, to require that Underwriter not enter into a sales agreement with any proposed Distributor or appoint a Distributor Representative. Insurer shall authorize Underwriter on its behalf to appoint in the appropriate states or jurisdictions such Distributors or Distributor Representatives. Underwriter shall be an independent contractor and neither Underwriter, nor any of its officers, directors, employees, or agents is or shall be an employee of Insurer in the performance of Underwriter's duties hereunder.

(b)	No Alteration, Discharge, etc. of Contracts
Underwriter shall not have authority, and shall not grant authority to Distributors or Distributor Representatives, on behalf of Insurer: to make, alter, waive, change or discharge any Contract or other contract entered into pursuant to a Contract; to waive any Contract forfeiture provision; to extend the time of paying any Premium; to endorse checks or money orders payable to Insurer, or to receive any monies or Premiums (except for the sole purpose of forwarding monies or Premiums to Insurer). Underwriter shall not expend, nor contract for the expenditure of, the funds of Insurer. Underwriter shall not possess or exercise any authority on behalf of Insurer other than that expressly conferred on Underwriter by this Agreement.
3.	Solicitation Activities, Applications and Premiums
Underwriter agrees that its solicitation activities with respect to the Contracts shall be subject to applicable laws and regulations and the rules set forth herein:
(a)	Underwriter shall use Applications and other materials approved by Insurer for use in the solicitation activities with respect to the Contracts. All executed applications and premiums shall be delivered directly to the Insurer's administrative office for processing (as allowed under the terms of the Administrative Services Agreement between First Security Benefit Life Insurance and Annuity Company of New York and Security Benefit Group, Inc.).
(b)	All Premiums paid by check or money order that are collected by Underwriter and attributable to a Separate Account shall be remitted promptly (and in any event not later than two business days) to the Insurer. Checks or money orders in payment of Premiums shall be drawn to the order of "First Security Benefit Life Insurance and Annuity Company of New York." Premiums may be transmitted by wire order from Underwriter to the Insurer in accordance with the procedures reasonably agreed upon by the parties. If any Premium is held at any time by Underwriter, Underwriter shall bold such Premium in a fiduciary capacity and such portion of the Premium attributable to a Separate Account shall be remitted promptly, and in any event not later than two business days, to Insurer. All such Premiums attributable to the Separate Account, whether by check, money order or wire, shall be the property of Insurer.
(c)	Underwriter acknowledges that Insurer shall have the right to reject, in whole or in part, any Application, but only for reasonable cause and only after giving prior notice to Underwriter. In the event an Application is rejected, any Premium submitted therewith shall be returned by Insurer to the applicant. Insurer shall promptly notify Underwriter and, if applicable, the Distributor who submitted the Application, of such action. In the event that a purchaser exercises his or her free look right under their Contract, any amount to be refunded as provided in such Contract shall be so refunded to the purchaser by Insurer. Insurer shall notify Underwriter of such action.
(d)	AIJ solicitation and sales activities engaged in by Underwriter in regard to the Contracts shall be in compliance with all applicable federal and state securities laws and regulations, as well as all applicable insurance laws and regulations.
(e)	Underwriter shall not offer, attempt to offer, or solicit Applications for the Contracts or deliver the Contracts, in any state or jurisdiction other than the state of New York.

4.	Administration
(a)	Insurer, as agent for Underwriter, shall confirm to each applicant for and purchaser of a Contract in accordance with Rule 10b‑10 under SEA‑34 acceptance of premiums and such other transactions as are required to be confirmed by Rule 10b‑10 or administrative interpretations thereunder, or any NASD requirements.
(b)	Insurer shall maintain and preserve such books and records with respect to the Contracts in conformity with the requirements of Rules l7a‑3 and 17a‑4 under SEA‑34 including, to the extent such requirements apply, all books and records with respect to confirmations provided under Rule 10b‑10. Insurer shall maintain all such books and records, which shall be considered the joint property of Insurer and Underwriter, and Insurer acknowledges that such books and records are at all times subject to inspection by the SEC and the NASD in accordance with Section l7(a) of SEA‑34 and shall provide copies thereof upon Underwriter's request.
(c)	Insurer shall not sub-contract with another person other than an affiliate of Insurer to perform any of the functions contemplated by this Section or maintain any information, books and records contemplated by this Agreement without first obtaining such person's undertaking, in writing, to comply with the provisions of this Agreement to keep confidential all proprietary information obtained by such person.
5.	Marketing
Insurer shall provide Underwriter with the following in such quantities as it shall reasonably request: (1) copies of the current Prospectus and Statement of Additional Information for the Contracts; (2) applications for the Contracts; and (3) sales literature for the Contracts. No promotional, sales or advertising material may be used by any party without the approval of the other party. Prior to any use with members of the public, the following procedures shall be observed:
(a)	Insurer shall be responsible for all promotional, sales and advertising material. Pursuant to New York Insurance Department Regulation 34‑A, Insurer is responsible for issuing the final approval of all of its promotional, sales and advertising material prior to its use. Underwriter shall use only such documents as have been approved by Insurer.
(b)	Underwriter shall be responsible for filing all promotional, sales or advertising material, as approved by the Insurer and, as required, with the NASD, and New York state securities regulatory authorities.
(c)	Each party shall notify the other party expeditiously of any comments provided by the NASD or the New York securities or insurance regulatory authority on such material, and will cooperate expeditiously in resolving and implementing any comments, as applicable.
(d)	Insurer shall maintain all promotional, sales and advertising materials at its home office within the state of New York and in accordance with New York Insurance Department Regulation 34‑A.
The parties acknowledge that such material, to the extent it identifies or discusses a Fund, may be subject to review and approval procedures implemented by that Fund. Insurer reserves the right,

after having approved a piece of material, to object to further use of such material and may require the Underwriter to cease use of such material.
6.	Compensation and Costs
Underwriter shall arrange for the payment of commissions developed pursuant to the Insurer's fee schedule under New York Insurance Law 4228 to those Distributors and Distributor Representatives who sell Contracts under agreements entered into pursuant to Section 2 "Sale of Contracts," which compensation shall be reimbursed by the Insurer. Underwriter shall not receive any other sales commissions nor shall Underwriter be compensated for any other direct sales other than as provided under this Section.
Insurer shall pay Underwriter for the cost to Underwriter of rendering services to Insurer under this Agreement. The method of allocating costs hereunder and the payment thereof shall be in accordance with Regulation No. 33, 11 NYCRR 91 ("NYID Regulation No. 33"), of the New York Insurance Department and shall be determined in the following manner:
(a)	The cost of service functions performed by Underwriter that are identifiable as expenses incurred directly and exclusively for the benefit of Insurer shall be charged to Insurer.
(b)	The cost of service functions performed by Underwriter which are not identifiable as expenses incurred directly and exclusively for the benefit of Insurer shall be determined in accordance with the principles set forth in NYID Regulation No. 33.
At the request of Insurer, and at Underwriter's expense, Underwriter shall produce records and provide access to enable Insurer to verify chat such cost accounting division is in accordance with such principles.
Within thirty (30) days after the end of each quarter, Underwriter shall submit to Insurer a statement of the amount owed by Insurer for services provided by Underwriter pursuant to this Agreement. Insurer shall pay to Underwriter within thirty (30) days following receipt of such statement the amount set forth in the statement.
7.            Representations and Warranties of Insurer
(a)	Insurer represents and warrants to Underwriter on the Effective Date that:
(1)	Insurer has been duly organized and is validly existing as a corporation in good standing under the laws of the State of New York with full power and authority to own, lease and operate its properties and conduct its business, is duly qualified to transact the business of a life insurance company and to issue variable insurance products.
(2)	The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action by Insurer, and when so executed and delivered this Agreement shall be the valid and binding obligation of Insurer enforceable in accordance with its terms.
(3)	The consummation of the transactions contemplated herein, and the fulfillment of the terms of this Agreement, shall not conflict with, result in any breach in any material respect of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default in any material respect under, the articles of incorporation or bylaws of Insurer, or any indenture, agreement, mortgage, deed of trust, or other instrument to which Insurer is a party or by which it is bound, or, to the best of Insurer's knowledge, violate in any material respect any law, any order, rule or regulation applicable to Insurer of any court or of any federal or state regulatory body, administrative agency or any other governmental instrumentality having jurisdiction over Insurer or any of its properties.
(b)	Insurer further represents and warrants to Underwriter on the effective date of the most recent Registration Statement for the Contracts, and undertakes to use its best efforts to ensure as of the effective date of each subsequent Registration Statement, that:
(1)	Insurer has filed with the SEC all statements, notices and other documents required for registration of the Contracts (or the interests therein) and the Separate Accounts under the provisions of ICA‑40 and SA‑33 and the Regulations thereunder; further, there are no contracts or documents of Insurer or relating to the Contracts or the Separate Account which are required to be filed as exhibits to such Registration Statement by SA‑33, ICA‑40 or the Regulations which have not been so filed.
(2)	Such Registration Statement has been declared effective by the SEC or has become effective in accordance with the Regulations.
(3)	Insurer has not received any notice from the SEC with respect to such Registration Statement pursuant to Section 8(e) of ICA‑40 and no stop order under SA‑33 has been issued and no proceeding therefor has been instituted or threatened by the SEC.
(4)	Insurer has obtained, or prior to the commencement of the offering of the Contracts will obtain, all necessary or customary orders of exemption or approval from the SEC to perm it the distribution of the Contracts pursuant to this Agreement and to permit the operation of the Separate Accounts supporting such Contracts as contemplated in the related Prospectuses.
(5)	Insurer has represented in the Registration Statement that the fees and charges deducted under the Contracts, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the Insurer. In addition, Insurer complies with all other applicable provisions of Section 26 of the ICA‑40, as if it were trustee or custodian of the Separate Accounts; Insurer has filed with the insurance regulatory authority for the State of New York an annual statement of its financial condition, which indicates that Insurer has capital and surplus or unassigned surplus of not less than $1 million or such other amount as prescribed by SEC rule; and Insurer, together with its registered separate accounts, is supervised and examined periodically by the insurance authority of New York.
(6)	Such Registration Statement and the related Prospectus comply in all material respects with the provisions of SA‑33 and ICA‑40 and the Regulations, and neither the Registration Statement nor the Prospectus contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made; provided, however, that none of the representations and warranties in this Section 7(b)(6) shall apply to statements or omissions from a Registration Statement or Prospectus made in reliance upon and in conformity with information furnished to Insurer in writing by Underwriter expressly for use in such Registration Statement or Prospectus.
(7)	Each Separate Account has been duly established by Insurer and conforms to the description thereof in the Registration Statement and the Prospectus for the Separate Account.
(8)	The form of the Contracts has been approved to the extent required by the New York Insurance Commissioner.
(9)	The Contracts have been duly authorized by Insurer and conform to the descriptions thereof in the Registration Statements for the Contracts and the related Prospectuses and, when issued as contemplated by such Registration Statements, shall constitute legal, validly issued and binding obligations of Insurer in accordance with their terms.
(10)	No other consent, approval, authorization or order of any court or governmental authority or agency is required for the issuance or sale of the Contracts, the establishment or operation of the Separate Accounts, or for the consummation of the transactions contemplated by this Agreement, that has not been obtained.
8.	Representations and Warranties of Underwriter
Underwriter represents and warrants to Insurer on the Effective Date as follows:
(a)	Underwriter has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Kansas with full power and authority to own, lease and operate its properties and to conduct its business, and is in good standing, in each state in which its business so requires.
(b)	The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action by Underwriter, and when so executed and delivered this Agreement shall be the valid and binding obligation of Underwriter enforceable in accordance with its terms.
(c)	The consummation of the transactions contemplated herein, and the fulfillment of the terms of this Agreement, shall not conflict with, result in any breach in any material respect of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default in any material respect under, the articles of incorporation or bylaws of Underwriter, or any indenture, agreement, mortgage, deed of trust, or other instrument to which Underwriter is a party or by which it is bound, or to the best of Underwriter's knowledge violate in any material respect any law, or, to the best of Underwriter's knowledge, any order, rule or regulation applicable to Underwriter of any court or of any federal or state regulatory body, administrative agency or any other governmental instrumentality having jurisdiction over Underwriter or any of its properties.
(d)	Underwriter is registered as a broker-dealer under SEA-34, is a member of the NASD, and is duly registered as a broker-dealer under the securities laws of the state of New York, holding all requisite Series licenses in connection with its obligations under this Agreement.
(e)	Underwriter is and shall remain during the term of this Agreement in compliance with Section 9(a) of ICA‑40.

9.	Records
Insurer and Underwriter each shall maintain such accounts, books, records and other documents as are required to be maintained by each of them by applicable laws and regulations and shall preserve such accounts, books, records and other documents for the periods prescribed by such laws and regulations. Each party shall have the right to inspect and audit such accounts, books, records and other documents of the other party during normal business hours upon reasonable written notice to the other party. Each party shall keep confidential all information obtained pursuant to such an inspection or audit, and shall disclose such information to third parties only upon receipt of written authorization from the other party or as otherwise described in Section 11, below. Insurer shall maintain its accounts, books, records and other documents in accordance with New York Insurance Department Regulation 152.
10.          Investigations and Proceedings
(a)	Cooperation
Underwriter and Insurer shall cooperate fully in any insurance or securities regulatory investigation or proceeding or judicial proceeding with respect to Insurer, Underwriter, their Affiliates and their agents, Representatives or employees to the extent that such investigation or proceeding is in connection with the offering, sale or distribution of the Contracts distributed under this Agreement. Without limiting the foregoing, Insurer and Underwriter shall notify each other promptly of any notice of any regulatory investigation or proceeding or judicial proceeding, arising in connection with the offering, sale or distribution of the Contracts distributed under this Agreement, received by either party with respect to Insurer, Underwriter or any of their Affiliates, agents, Representatives or employees or which may affect Insurer's issuance or Underwriter's distribution of any Contract marketed under this Agreement.
(b)	Customer Complaint
Insurer and Underwriter shall notify each other promptly in the case of a substantive customer complaint arising in connection with the offering, sale or distribution of the Contracts distributed under this Agreement. In addition, Underwriter and Insurer shall cooperate in investigating such complaint and any response by either party to such complaint shall be sent to the other party for written approval not less than five business days prior to its being sent to the customer or any regulatory authority, except that if a more prompt response is required, the proposed response shall be communicated by telephone or facsimile. In any event, neither party shall release any such response without the other party's prior written approval.
(c)	Arbitration
Any unresolved dispute or difference between the parties arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and the Expedited Procedures thereof. The award rendered by the arbitrator shall be final and binding upon the parties, and judgment upon the award rendered by the arbitrator may be entered in any Court having jurisdiction thereof The arbitration shall take place in New York.

11.	Confidential and Proprietary Information
At all times throughout the term of this Agreement, and following any termination or expiration of this Agreement, each party and all of its respective Affiliates, and each officer, director, shareholder, employee or agent thereof, shall maintain the confidentiality of (i) this Agreement, (ii) the transactions and other matters contemplated herein, (iii) any proprietary or other information provided by one party to the other party to facilitate the transactions contemplated herein, provided that this obligation of confidentiality shall not apply to: (i) disclosures required to be made to any regulatory bodies, administrative agencies or other governmental instrumentalities or disclosures deemed by such party to be desirable to disclose to any such entity; (ii) disclosures made to attorneys, accountants and other representatives in order to assist in the consummation of the transactions and other matters contemplated herein; (iii) disclosures otherwise required by applicable law; or (iv) disclosures to which the other party consents; provided further that, with respect to the immediately foregoing clauses (i) and (iii), any party that makes such a disclosure shall so notify the other party prior to or simultaneously with making such disclosure to the extent reasonably practicable; and provided further that, with respect to the foregoing clause (ii), a party shall make disclosures regarding this Agreement and the transactions contemplated herein only to such party's attorneys, accountants and other third party representatives who agree to keep such information confidential in accordance with this Section.
12.         Duration and Termination of This Agreement
(a)	Term
This Agreement shall become effective upon the Effective Date and may be terminated at any time without the payment of any penalty by either party by giving the other party at least sixty (60) days' prior written notice of such intention to terminate.
(b)	Assignment
This Agreement will automatically terminate in the event of its assignment, as such term is defined in ICA‑40, without the prior written consent of the other party.
(c)	Termination upon Material Breach
This Agreement may be terminated at the option of either party to this Agreement upon the other party's material breach of any provision of this Agreement or of any representation made in this Agreement, unless such breach has been cured within 30 days after receipt of notice of breach from the non-breaching party.
(d)	Effect of Termination
Upon termination of this Agreement all authorizations, rights and obligations shall cease except: (1) the obligation to settle accounts hereunder, including commissions on Premiums subsequently received for Contracts in effect at the time of termination or issued pursuant to Applications received by Insurer prior to termination; and (2) the obligations contained in Sections 9, l0, and 11 hereof.

13.	Amendment of this Agreement
No provisions of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought.
14.	Amendment of Schedules
The parties to this Agreement may amend Schedule 1 to this Agreement from time to time to reflect additions of or changes in any class of Contracts or Separate Accounts that have been agreed upon. The provisions of this Agreement shall be equally applicable to each such class of Contracts or Separate Accounts that may be added to the Schedule, unless the context otherwise requires.
15.          Miscellaneous
(a)	Captions
The captions in this Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.
(b)	Counterparts
This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
(c)	Rights, Remedies, etc. are Cumulative
The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws. Failure of either party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.
(d)	Interpretation; Jurisdiction
This Agreement constitutes the whole agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior oral or written understandings, agreements or negotiations between the parties with respect to such subject matter. No prior writings by or between the parties with respect to the subject matter hereof shall be used by either party in connection with the interpretation of any provision of this Agreement. This Agreement shall be construed and its provisions interpreted under and in accordance with the internal Jaws of the state of New York without giving effect to principles of conflict of laws.

(e)	Severability
This is a severable Agreement. In the event that any provision of this Agreement would require a party to take action prohibited by applicable federal or state law or prohibit a party from taking action required by applicable federal or state law, then it is the intention of the parties hereto that such provision shall be enforced to the extent permitted under the law, and, in any event, that all other provisions of this Agreement shall remain valid and duly enforceable as if the provision at issue had never been a part hereof.
(f)	Regulation
This Agreement shall be subject to the provisions of SA‑33, SEA‑34 and ICA‑40 and the Regulations and the rules and regulations of the NASD, from time to time in effect, including such exemptions from ICA‑40 as the SEC may grant, and the terms hereof shall be interpreted and construed in accordance therewith. Without limiting the generality of the foregoing, the term "assigned" shall not include any transaction exempted from Section 15(b)(2) of ICA‑40.
16.	Notice, Consent and Request
Any notice, consent or request required or permitted to be given by either party to the other shall be deemed sufficient if sent by facsimile transmission followed by Federal Express or other overnight carrier, or if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the following address (or at such other address for a party as shall be specified by like notice):
if to Insurer:
First Security Benefit Life Insurance and Annuity Company of New York
Attn: Chief Administrative Officer
70 West Red Oak Lane, 4th Floor
White Plains, New York 10604
Phone No.: (914) 697-4748
Fax. No.:  (914) 697-4912
and if to Underwriter:
Security Distributors, Inc.
One Security Benefit Place
Topeka, Kansas 66636
Attn: General Counsel
Phone No.: (785) 438-3137
Fax No.: (785) 438-3080

IN WITNESS WHEREOF, Insurer and Underwriter have each duly executed this Agreement as of the day and year first above written.
FIRST SECURITY BENEFIT LIFE INSURANCE AND ANNUITY COMPANY OF NEW YORK

By Its Authorized Officer

By:	/s/ ROGER K. VIOLA
Roger K. Viola, Secretary and Vice President

Date:	July 9, 2002

SECURITY DISTRIBUTORS, INC.
By Its Authorized Officer

By:	/s/ GREG GARVIN
Greg Garvin, President

Date:	July 9, 2002

SCHEDULE I
Contracts Subject to Agreement
Contract Marketing Name	Contract Form Nos.	SEC Registration No.
AdvisorDesigns Variable Annuity	FSB216 (10-01) FSB216 (10-0l)U

AMENDMENT 1 TO
SCHEDULE 1
Contracts Subject to Agreement
Contract Marketing Name	Contract Form Nos.	SEC Registration No.
AdvisorDesigns Variable Annuity	FSB 216 FSB 216 U	333-89236 811-21104
AdvanceDesigns Variable Annuity	FSB234 FSB234 U
SecureDesigns Variable Annuity	FSB236 FSB236 U

STATE OF NEW YORK
INSURANCE DEPARTMENT
25 BEAVER STREET
NEW YORK, NEW YORK 10004

July 8, 2002

Ms. Peggy Avey, Chief Administrative Officer and Assistant Secretary
First Security Benefit Life Insurance and Annuity Company of New York
70 West Red Oak Lane, Fourth Floor
White Plains, NY 10604

Re:	Distribution Agreement between First Security Benefit Life Insurance and Annuity Company of New York ("FSBL") and Security Distributors, Inc.
("SDI") - Our File No. 30355

Dear Ms. Avey:

We have completed our review of the captioned agreement originally submitted by letter dated May 29, 2002, pursuant to Section 1505(d) of the New York Insurance Law. Final revision to the agreement was furnished on June 18, 2002.

Under the agreement, SDI will be the general distributor for FSBL for the sale of its AdvisorDesigns variable annuity contracts.

For the services it performs under the Agreement, SDI will be reimbursed on an actual cost basis. SDI will not receive any sales commissions nor will it be compensated for any other direct sales.

Based upon our review of the submission and in reliance upon the facts and representations contained therein, we have no objection to the implementation of the agreement, effective July 1, 2002. To complete our file, kindly submit an executed copy of the agreement. Please include the captioned file number on all future correspondence pertaining to the subject agreement.

GREGORY V. SERIO Superintendent of Insurance
By: /s/ GERARD J. CONNELLY
Gerard J. Connelly Supervising Insurance Examiner Life Bureau

AMENDMENT 2 TO
DISTRIBUTION AGREEMENT
THIS AMENDMENT NO. 2 TO THE DISTRIBUTION AGREEMENT is made as of April 16, 2007, by and between First Security Benefit Life Insurance and Annuity Company of New York ("FSBL") and Security Distributors, Inc. ("SDI").
WHEREAS, FSBL and SDI are parties to that certain Distribution Agreement dated July 1, 2002, as amended (the "Agreement"); and
WHEREAS, the parties hereto desire to amend the Agreement to replace Schedule 1 with the Schedule 1 included herein
NOW, THEREFORE, in consideration of their mutual promises, FSBL and SDI agree as follows:
1. Schedule 1 of the Agreement is deleted in its entirety and replaced with the following:
SCHEDULE 1
Contracts Subject to Agreement
Contract Marketing Name	Contract Form Nos.	SEC Registration No.
AdvisorDesigns Variable Annuity	FSB216 (10-01) FSB216 (10-0l )U	333-89236 811-21104
AdvanceDesigns Variable Annuity	FSB234 (5-04) FSB234 (5-04)U	333-18136 811-21613
SecureDesigns Variable Annuity	FSB236 (1-05) FSB236 (1-05)U	333-120600 811-21613
EliteDesigns Variable Annuity	FSB 242 (01-07) FSB 242 (01-07)U	811-21104

2. In the event of a conflict between the terms of this Amendment No. 2 and the Agreement, it is the intention of the parties that the terms of this Amendment No. 2 shall control and the Agreement shall be interpreted on that basis. Io the extent the provisions of the Agreement have not been amended by this Amendment No. 2, the parties hereby confirm and ratify the Agreement. The Agreement dated July 1, 2002, and this Amendment No. 2 constitute the entire agreement among the parties with respect to the arrangements described herein.
3. This Amendment No. 2 may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 as of the date first above written.
FIRST SECURJTY BENEFIT LIFE INSURANCE AND ANNUITY COMPANY OF NEW YORK

By Its Authorized Officer

By:	/s/ THOMAS A. SWANK

Date:	4/13/07

SECURITY DISTRIBUTORS, INC.

By Its Authorized Officer

By:	/s/ GREG GARVIN
Greg Garvin, President

Date:	4/16/07

CONSENT TO THE CONTINUATION OF DISTRIBUTION AGREEMENT
THIS CONSENT TO THE CONTINUATION OF THE DISTRIBUTION AGREEMENT is made as of August 1, 2010, by and between First Security Benefit Life Insurance and Annuity Company of New York ("FSBL") and Security Distributors, Inc. ("SDI") (the "Consent"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).
WHEREAS, FSBL and SDI entered into a Distribution Agreement dated July 1, 2002 (the "Agreement"), in connection with the distribution of the Contracts supported by the Separate Accounts and offered by FSBL; and
WHEREAS, as of February 15, 2010, the parent of FSBL, Security Benefit Corporation ("SBC") and its parent, Security Benefit Mutual Holding Company ("SBMHC"), executed definitive agreements pursuant to which and subject to the satisfaction of certain conditions, Guggenheim SBC Holdings LLC ("GSBCH") will acquire all the voting stock of SBC, and thus will indirectly acquire control of FSBL and SDI (the "Transaction"). GSBCH is a special purpose acquisition vehicle controlled by Guggenheim Partners LLC ("Guggenheim"). The Transaction is expected to close in the second quarter or early in the third quarter of 2010; and
WHEREAS, pursuant to Section 12(b) of the Agreement, the Agreement will terminate in event of its assignment, as the term is defined by the Investment Company Act of 1940, unless the parties consent prior to the Agreement's assignment; and
WHEREAS, the parties hereto desire to consent to the assignment of the Agreement upon the close of the Transaction.
NOW THEREFORE, in consideration of their mutual promises, FSBL and SDI agree as follows:
1. The undersigned do hereby consent to assignment of the Agreement as a result of the contemplated change of control of FSBL and SDI pursuant to the Transaction and each assures the other that neither will terminate the Agreement as a result of the consummation of the contemplated change of control. The execution and delivery of this Consent by the undersigned has been duly authorized pursuant to all (if any) necessary corporate actions on behalf of the undersigned.
2. This Consent may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.
IN WITNESS WHEREOF, the undersigned have executed this Consent as of the date first above written.
FIRST SECURITY BENEFIT LIFE INSURANCE AND ANNUITY COMPANY OF NEW YORK		SECURITY DISTRIBUTORS, LLC

By:	/s/ JOHN F. GUYOT	By:	/s/ MARK CARR

Name:	John F. Guyot	Name:	Mark Carr

Title:	VP & Secretary	Title:	President

CONSENT TO THE CONTINUATION OF DISTRIBUTION AGREEMENT
THIS CONSENT TO THE CONTINUATION OF THE DISTRIBUTION AGREEMENT is made as of February 1, 2017, by and between First Security Benefit Life Insurance and Annuity Company of New York ("FSBL") and Security Distributors, LLC ("SOL" f/k/a, Security Distributors, Inc.) (the "Consent"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).
WHEREAS, FSBL and SDI entered into a Distribution Agreement dated July 1, 2002 (the "Agreement"), in connection with the distribution of the Contracts supported by the Separate Accounts and offered by FSBL; and
WHEREAS, FSBL has undergone a change of control approved by the New York Department of Financial Services effective as of March 3, 2015 and which change of control transaction closed on January 31, 2017, (the "Transaction"); and
WHEREAS, pursuant to Section 12(b) of the Agreement, the Agreement will terminate in event of its assignment, as the term is defined by the Investment Company Act of 1940 (which includes a change of control), unless the parties consent to the assignment; and
WHEREAS, the parties hereto desire to consent to the assignment of the Agreement.
NOW THEREFORE, in consideration of their mutual promises, FSBL and SDI agree as follows:
1. The undersigned consent to assignment of the Agreement as a result of the Transaction and each assures the other that neither will terminate the Agreement as a result of the consummation of the contemplated change of control. The execution and delivery of this Consent by the undersigned has been duly authorized pursuant to all (if any) necessary corporate actions on behalf of the undersigned.
2. This Consent may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.
IN WITNESS WHEREOF, the undersigned have executed this Consent as of the date first above written.
FIRST SECURITY BENEFIT LIFE INSURANCE AND ANNUITY COMPANY OF NEW YORK		SECURITY DISTRIBUTORS, LLC

By:	DOUGLAS WOLFF	By:	KEVIN WATT

Name:	Douglas Wolff	Name:	Kevin Watt

Title:	President	Title:	Vice President